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                                                                  EXHIBIT (a)(6)

                              IONA Technologies PLC
                                The IONA Building
                                 Shelbourne Road
                                   Ballsbridge
                                Dublin 4, Ireland

Dear Employee Option Holder:

      On behalf of IONA Technologies PLC (the "Company"), I am writing to provide you with the results of the Company's recent offer (the "Offer") to exchange outstanding options granted under the Company's 1997 Share Option Scheme, as amended (the "1997 Scheme"), the Genesis Development Corporation 1997 Stock Option Plan (the "Genesis Plan"), the Object-Oriented Concepts, Inc. Stock Option Plan (the "OOC Plan"), and the Netfish Technologies, Inc. 1999 Stock Option Plan (the "Netfish Plan") (these plans are sometimes referred to hereinafter collectively as the "Participating Plans"), for new options (the "New Options") the Company will grant under the 1997 Scheme (the "Offer"). All capitalized terms used in this letter that are not defined herein have the meanings given to those terms in the letter of transmittal (the "Letter of Transmittal") accompanying the Company's Offer to Exchange dated October 16, 2002.

      The Offer expired at 12:00 midnight, U.S. Eastern Time, on November 13, 2002. Promptly following the expiration of the Offer and pursuant to the terms and conditions of the Offer, the Company accepted for exchange Tendered Options exercisable for a total of [ ] Ordinary Shares under the Participating Plans and canceled all such Tendered Options. The Company has accepted for exchange and canceled the number of options tendered by you as set forth on Annex A attached to this letter.

      In accordance with the terms and subject to the conditions of the Offer, you will receive New Options under the 1997 Scheme, exercisable for the number of ordinary shares set forth on Annex A attached to this letter in exchange for the Tendered Options accepted by the Company for exchange, as adjusted for any stock splits, stock dividends and similar events. In accordance with the terms of the Offer, the Company currently expects to grant to you the New Options on May 15, 2003. At that time, as described in the Offer to Exchange, you will receive a new option agreement to be entered into between you and the Company. The per share exercise price of the New Options will be equal to 100% of the fair market value of the Company's Ordinary Shares, as determined by the last reported sale price of the ADRs, evidencing ADSs, which represent the Company's Ordinary Shares, on the Nasdaq National Market on the last trading day immediately prior to the date of grant of the New Options or as otherwise determined by the Compensation Committee of the Board of Directors.

      If your Tendered Options accepted for exchange qualified as incentive stock options under the U.S. Internal Revenue Code of 1986, as amended, the New Options will be incentive stock options to the extent that they qualify as incentive stock options under the tax laws in effect on the date of grant of the New Options. If your Tendered Options accepted for exchange were non-statutory stock options, the New Options will be non-statutory stock options.

      In accordance with the terms of the Offer, if you are not an employee of the Company or one of its subsidiaries through the date of grant of the New Options, you will not receive a New Option for your Tendered Options. If you have any questions about the Offer, please contact Philip Pender or Michael Farry by telephone: 011-353-637-2000, facsimile: 011-353-1-637-2842.

                                          Sincerely,



                                          Barry S. Morris
                                          Chief Executive Officer and Director
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                                                                         Annex A


[Name of Option Holder]

  Number of Option Shares       Exercise Price of
Subject to Tendered Option  Tendered Option Accepted    Date of Acceptance of
   Accepted for Exchange           for Exchange                 Tender


Number of Shares Subject to New Options to be Granted to You:  ______________




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